                                                                    EXHIBIT 12.8



THE LOEWEN GROUP INC.



COMPUTATION OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS RATIO (US
GAAP)
EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT RATIOS



                                                                                               THREE MONTHS ENDED
                                                                                                   MARCH 31,
                                                                                              --------------------
                                                                                                1997       1996
                                                                                              ---------  ---------
Earnings before income taxes................................................................  $  30,680  $  24,201

Fixed charges included in earnings before income taxes
  Interest on long-term debt................................................................     30,698     18,488
  Amortization of deferred finance costs....................................................      1,600        326
  Dividends on preferred securities of subsidiary...........................................      1,772      1,772
  Preferred share dividends.................................................................      2,429     --
                                                                                              ---------  ---------
                                                                                                 36,499     20,586
                                                                                              ---------  ---------

Earnings....................................................................................  $  67,179  $  44,787
                                                                                              ---------  ---------
                                                                                              ---------  ---------

Fixed charges
  Fixed charges included in earnings before income taxes....................................  $  36,499  $  20,586
  Capitalized interest......................................................................        453        825
                                                                                              ---------  ---------
Total fixed charges.........................................................................  $  36,952  $  21,411
                                                                                              ---------  ---------
                                                                                              ---------  ---------

Ratio of earnings to fixed charges..........................................................        1.8x       2.1x
                                                                                              ---------  ---------
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